EXHIBIT 10.1

BOARD OF DIRECTORS AGREEMENT

THIS AGREEMENT is made and entered into effective as of September 26, 2023 (the “Effective Date”), by and between Better For You Wellness, Inc., a Nevada corporation (the “Company”) with its principal place of business located at 1349 East Broad Street, Columbus, OH 43205, and Montel Williams, an individual (“Director”) with their principal residence at 9 Island Avenue #2111, Miami Beach, Florida 33139.

1.	Term

This Agreement shall continue for a period of two (2) years from the Effective Date and shall continue thereafter for as long as Director is elected as a member of the Board of Directors by the shareholders of the Company.

2.	Position and Responsibilities

(a)

Position. The Board of Directors hereby appoints the Director to serve as a Board Member until September 22, 2025 or until their earlier resignation, removal, or death. The Director shall perform such duties and responsibilities as are customarily related to such position in accordance with Company’s bylaws and applicable law, including, but not limited to, those services described on Exhibit A attached hereto (the “Services”).  Director hereby agrees to use their best efforts to provide the Services.  Director shall not allow any other person or entity to perform any of the Services for or instead of Director.  Director shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the Company and the performance of the Services, and Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

(b)

Other Activities. Director may be employed by another company, may serve on other Boards of Directors or Advisory Boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director’s obligations under this Agreement or Director’s fiduciary obligations to the Company’s shareholders. The ownership of less than a 5% interest in an entity, by itself, shall not constitute a violation of this duty. Director represents that Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Director agrees to use their best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict without the approval of a majority of the Board of Directors. If, at any time, Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Director will promptly notify the Board of such obligation, prior to making such disclosure or taking such action.

(c)

No Conflict. Director will not engage in any activity that creates an actual or perceived conflict of interest with Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and Director agrees to notify the Board of Directors before engaging in any activity that could reasonably be assumed to create a potential conflict of interest with Company. Notwithstanding the provisions of Section 2(b) hereof, Director shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly or indirectly with the Company, as reasonably determined by a majority of Company’s disinterested board members, without the approval of the Board of Directors.

3.	Compensation and Benefits

(a)

Director’s Fee. In consideration of the services to be rendered under this Agreement, Company shall pay Director an annual fee at the rate of $1,000.00, which shall be paid in increments of $250.00 per quarter.

(b)

Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of the Services in accordance with Company’s expense reimbursement guidelines.

(c)

Indemnification. Company will indemnify and defend Director against any liability incurred in the performance of the Services to the fullest extent authorized in Company’s Articles of Incorporation, as amended, bylaws, as amended and applicable law. Company will purchase Director’s and Officer’s liability insurance when a policy is purchased by the Company and Director shall be entitled to the protection of any insurance policies the Company maintains for the benefit of its Directors and Officers against all costs, charges, and expenses in connection with any action, suit or proceeding to which they may be made a party by reason of their affiliation with Company, its subsidiaries, or affiliates. If a Director resigns or is terminated, the indemnification will carry on until any pending lawsuit covering the time of the Director’s service is resolved.

(d)

Records. So long as the Director shall serve as a member of the Company’s Board of Directors the Director shall have full access to books and records of Company and access to management of the Company.

4.	Termination

(a)

Right to Terminate. At any time, Director may be removed as Board Member as provided in Company’s Articles of Incorporation, as amended, bylaws, as amended, and applicable law. Director may resign as Board Member or Director as provided in Company’s Articles of Incorporation, as amended, bylaws, as amended, and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director’s status as Board Member, except as provided in Company’s Articles of Incorporation, as amended, Company’s bylaws, as amended, and applicable law.

(b)

Effect of Termination as Director. Upon Director’s termination this Agreement will terminate; Company shall pay to Director all compensation and expenses to which Director is entitled up through the date of termination; and Director shall be entitled to their rights under any other applicable law. Thereafter, all of Company’s obligations under this Agreement shall cease.

5.	Termination Obligations

(a)

Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Director incident to the Services and their membership on the Company’s Board of Directors or any committee therefore the sole and exclusive property of the Company and shall be promptly returned to the Company at such time as the Director is no longer a member of the Company’s Board of Directors.

(b)

Upon termination of this Agreement, Director shall be deemed to have resigned from all offices then held with Company by virtue of their position as Board Member. Director agrees that following any termination of this Agreement, they shall cooperate with Company in the winding up or transferring to other directors of any pending work and shall also cooperate with Company (to the extent allowed by law, and at Company’s expense) in the defense of any action brought by any third party against Company that relates to the Services.

6.	Nondisclosure Obligations

Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information (as defined below), confidential information, or trade secrets belonging to Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by Company. These nondisclosure obligations also apply to Proprietary Information belonging to customers and suppliers of Company, and other third parties, learned by Director as a result of performing the Services. “Proprietary Information” means all information pertaining in any manner to the business of Company, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Director’s general knowledge prior to their relationship with Company; or (iii) the information is disclosed to Director without restriction by a third party who rightfully possesses the information and did not learn of it from Company.

7.	Dispute Resolution

(a)

Jurisdiction and Venue. The parties agree that any suit, action, or proceeding between Director and Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to this Agreement shall be brought in either the United States District Court for the State of Ohio or in an Ohio state court and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

(b)

Attorneys’ Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys’ fees in such proceeding. This amount shall be determined by the court in such proceeding or in a separate action brought for that purpose. In addition to any amount received as attorneys’ fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys’ fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement and survives any judgment and is not deemed merged into any judgment.

8.	Entire Agreement

This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement.

9.	Amendments; Waivers

This Agreement may be amended, modified, superseded, or canceled, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.  Any amendment or waiver by the Company must be approved by the Company’s Board of Directors and executed on behalf of the Company by its Chief Executive Officer.  If the Director shall also serve as Chief Executive Officer, such amendment or waiver must be executed on behalf of the Company by an officer designed by the Company’s Board of Directors.

10.	Assignment

This Agreement shall not be assignable by either party.

11.	Severability

If any provision of this Agreement shall be held by a court to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

12.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

13.	Interpretation

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

14.	Binding Agreement

Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both Company and Director. To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Director’s duties or compensation as Board Member will not affect the validity or scope of the remainder of this Agreement.

15.	Director Acknowledgment

Director acknowledges Director has had the opportunity to consult legal counsel concerning this Agreement, that Director has read and understands the Agreement, that Director is fully aware of its legal effect, and that Director has entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

16.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.	Date of Agreement

The parties have duly executed this Agreement as of the date first written above.

	BETTER FOR YOU WELLNESS, INC.		MONTEL WILLIAMS
	a Nevada Corporation		Individual

	/s/		/s/
Name	Ian James	Name	Montel Williams
Title	CEO, Director

EXHIBIT A

DESCRIPTION OF SERVICES

Responsibilities as Director. Director shall have all responsibilities of a Director of the Company imposed by Nevada or applicable law, the Articles of Incorporation, as amended, and Bylaws, as amended, of Company. These responsibilities shall include, but shall not be limited to, the following:

1.	Attendance. Use best efforts to attend scheduled meetings of Company’s Board of Directors;

2.	Act as a Fiduciary. Represent the shareholders and the interests of Company as a fiduciary; and

3.

Participation. Participate as a full voting member of Company’s Board of Directors in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance.